Exhibit 99.1

New Senior Announces First Quarter 2021 Results

NEW YORK--(BUSINESS WIRE)--May 5, 2021--New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter ended March 31, 2021.

FIRST QUARTER 2021 FINANCIAL HIGHLIGHTS

  Net loss of $7.6 million, or $(0.09) per diluted share
  Total same store net operating income (“NOI”) of $30.2 million; total same store cash NOI of $29.5 million
  Total same store cash NOI decreased 16.0% versus first quarter 2020
  Adjusted Funds from Operations (“AFFO”) of $11.5 million, or $0.14 per diluted share, consistent with the Company’s guidance for the quarter
  Normalized Funds Available for Distribution (“Normalized FAD”) of $9.7 million, or $0.11 per diluted share

FIRST QUARTER 2021 & RECENT BUSINESS HIGHLIGHTS

  Delivered first quarter 2021 occupancy, cash NOI and AFFO per share results that were in line with the Company’s guidance for the quarter
  Vaccine distribution within the Company’s portfolio is now largely complete as 100% of communities have had access to the vaccine
  As vaccine distribution has progressed, COVID-19 cases have fallen to near-zero levels with 1 active resident case as of May 3 and only 4 new resident cases reported in April
  Sequential occupancy trends improved significantly throughout the first quarter of 2021 – January ending occupancy was down 80bps, February ending occupancy was down 60bps and March ending occupancy was down 20bps
  April ending occupancy grew by 40bps versus March, marking the first month of occupancy growth since the pandemic began
  Successfully completed the previously announced transition of 21 properties to Atria Senior Living (“Atria”) on April 1
  Declared dividend of $0.065 per common share
  Issued second quarter 2021 guidance based on latest trends and results

Susan Givens, President & Chief Executive Officer of the Company commented, “More than a year after the pandemic began, we are cautiously optimistic that current trends are signaling the start of a potential recovery. We are encouraged to see COVID-19 cases within our portfolio falling significantly as the vaccine has been widely distributed at our communities. Monthly occupancy trends have improved for three consecutive months, and in April our portfolio had the first month of occupancy growth since the start of the pandemic. After such a challenging year, particularly for the population that our industry serves, we believe that the senior housing industry is well positioned to benefit from a strong recovery.”

FIRST QUARTER 2021 RESULTS

Dollars in thousands, except per share data
	For the Quarter Ended March 31, 2021			For the Quarter Ended March 31, 2020
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP (Unaudited)
Net income (loss) attributable to common stockholders	$(7,607)	$(0.09)	$(0.09)	$5,239	$0.06	$0.06

Non-GAAP (Unaudited)
NOI	$30,248	N/A	N/A	$35,525	N/A	N/A
FFO	8,282	0.10	0.10	2,783	0.03	0.03
AFFO	11,541	0.14	0.14	14,099	0.17	0.17
Normalized FFO	9,615	0.12	0.11	13,535	0.16	0.16
Normalized FAD	9,683	0.12	0.11	12,234	0.15	0.15

FIRST QUARTER 2021 GAAP RESULTS

New Senior recorded a GAAP net loss of $7.6 million, or $(0.09) per diluted share, for the first quarter of 2021, compared to a GAAP net income of $5.2 million, or $0.06 per diluted share, for the first quarter of 2020. The year-over-year decrease was primarily driven by the gain on sale of real estate of $20.0 million realized in the first quarter of 2020 as a result of the disposition of the 28 AL/MC properties.

FIRST QUARTER 2021 PORTFOLIO PERFORMANCE

Dollars in thousands	Same Store Cash NOI - First Quarter
	Properties	1Q 2020	1Q 2021	YoY
IL Properties	102	$ 33,637	$ 27,967	(16.9%)
CCRC	1	1,450	1,490	2.7%
Total Portfolio	103	$ 35,087	$ 29,457	(16.0%)

DIVIDEND

Effective May 3, 2021, our board of directors declared a cash dividend on our common stock of $0.065 per share for the quarter ended March 31, 2021. The dividend is payable on June 18, 2021 to stockholders of record on June 4, 2021.

FIRST QUARTER 2021 OVERVIEW

As of March 31, 2021, we owned a portfolio of 102 Independent Living (“IL”) properties and one Continuing Care Retirement Community (“CCRC”). Approximately 10,000 residents live in our 103 properties, which were managed by three different operators and one tenant during the quarter.

COVID-19 Update

  Property status
    As the rate of new COVID-19 cases has declined and the vaccine rollout has progressed, our operators have focused on safely lifting restrictions, restoring community services, and increasing resident engagement and activity
    A majority of our properties are operating in a manner largely consistent with the pre-COVID-19 environment, including expanded dining services (up to 75% capacity), full activities programs, and full transportation services
  Known cases
    As of May 3, our operators reported 3 active cases across 3 properties (1 resident, 2 associates)
    Only 12 new cases were reported in April, down 95% from the peak of 260 in December; only 4 of the 12 new cases were residents
  Vaccine status
    As of May 3, 100% of the properties in our portfolio have had access to the vaccine and 91% have completed all planned vaccine clinics
    Vaccine participation has continued to trend near 80% for residents and 50% for associates

Occupancy

	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	Feb-20	Dec-20	Jan-21	Feb-21	Mar-21	Apr-21
Ending Occupancy(1)	87.4%	84.9%	83.3%	81.8%	80.2%	88.7%	81.8%	81.0%	80.4%	80.2%	80.8%
Sequential Change	(130bps)	(250bps)	(160bps)	(150bps)	(160bps)	-	(70bps)	(80bps)	(60bps)	(20bps)	40bps
1) Information through March 2021 represents 1Q21 same store portfolio of 102 assets; information for April 2021 represents 2Q21 same store portfolio, which excludes 21 properties transitioned to Atria on 4/1/21. April 2021 ending occupancy for the 1Q21 same store portfolio increased 10bps sequentially.
  Occupancy trends for the first quarter of 2021:
    Ending occupancy fell by 160bps versus prior quarter
      Monthly occupancy trend improved significantly throughout the quarter, consistent with declining COVID-19 cases and progress on the vaccine rollout
    Both leads and move-ins surpassed average 2019 volume in March for the first time since the pandemic began
    Move-outs trended higher during the quarter as increased COVID-19 cases in January and February led to elevated non-controllable move-outs (death and higher level of care)
  Occupancy trends for the second quarter of 2021:
    April ending occupancy increased by 40bps sequentially, marking the first positive month since the onset of the pandemic
      Increase driven by continued improvement in move-in volume and a significant decline in move-outs
    Currently expect ending occupancy in the second quarter of 2021 to increase by 120bps to 150bps sequentially, a significant improvement versus the quarterly declines experienced since the start of the pandemic

Expenses & Margin

  In the first quarter of 2021, operating expenses decreased 3.2% versus prior year
    The year-over-year decline was driven by reduced spend on occupancy-related and other controllable expenses such as supplies and maintenance
    Notably, the February winter storms impacting much of the United States drove an increase in utilities and insurance expenses, partially offsetting some of the year-over-year decline in other expense line items
    Operating expenses specifically associated with COVID-19 were approximately $0.3 million (less than 1% of total expenses for the quarter); these expenses were down 46% versus prior year and down 45% versus prior quarter
  In the first quarter of 2021, NOI margin was 36.1%, down modestly from 39.1% in the fourth quarter of 2020
    The margin compression was driven by the occupancy declines that have been sustained since the start of the pandemic, as well as the February winter storms
    In the near-term margins are expected to be slightly below historical levels as operators focus on driving occupancy growth. Over time, margins are expected to recover to historical levels as occupancy growth continues

NOI & AFFO

  In the first quarter of 2021, total same store cash NOI decreased by 16.0% versus the prior year
    Revenue losses driven by occupancy declines from the COVID-19 pandemic continue to be partially offset by lower expenses
  AFFO for the first quarter of 2021 was $11.5 million or $0.14 per diluted share
  First quarter 2021 total same store cash NOI and AFFO per diluted share were in line with previously provided first quarter guidance

SECOND QUARTER 2021 GUIDANCE

Due to the ongoing uncertainty caused by the pandemic, New Senior will not be providing full year 2021 guidance at this time. However, based on the Company’s financial results to date, as well as the observations and trends discussed above in “First Quarter 2021 Overview,” New Senior is providing second quarter 2021 guidance for occupancy, total same store cash NOI and AFFO per diluted share as follows:

Second Quarter 2021 Guidance
Total Same Store Properties	82 Properties (81 IL & 1 NNN)
IL Same Store Ending Occupancy: Sequential Change	Up 120bps to 150bps
Total Same Store Cash NOI: YoY Change	Down approx. 15%
AFFO Per Diluted Share	Approx. $0.13

The estimates above are based on a number of assumptions that are subject to change and many of which are outside of the Company’s control. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results. A reconciliation of the Company’s expectations to its projected GAAP measures is included in this press release.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, including more information regarding the COVID-19 pandemic and its impact on our business, please refer to the Company Update and to the Quarterly Supplement, each of which is posted in the Investor Relations section of New Senior’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on May 5, 2021 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (888) 317-6003 (from within the U.S.) or (412) 317-6061 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please use entry number “8283283”. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through June 5, 2021 by dialing (877) 344-7529 (from within the U.S.) or (412) 317-0088 (from outside the U.S.); please use access code “10155365.”

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. New Senior is one of the largest owners of senior housing properties, with 103 properties across 36 states. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding New Senior’s 2021 strategic priorities and expectations with respect to the potential range of 2021 financial results; the expected impact of the COVID-19 pandemic on our business, liquidity, properties, operators and the health systems and populations that we serve; the cost and effectiveness of measures we have taken to respond to the COVID-19 pandemic, including health and safety protocols and system capacity enhancements that are intended to limit the transmission of COVID-19 at our properties; our expected occupancy rates and operating expenses; and the declaration or amount of any future dividend. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the continuing impact of COVID-19 on our operations and the operation of our facilities, including ongoing cases at certain of our facilities, the speed, geographic reach and duration of the COVID-19 pandemic; the legal, regulatory and administrative developments that occur at the federal, state and local levels; the efficacy of our operators’ infectious disease protocols and prevention efforts; the broader impact of the pandemic on local economies and labor markets; the overall demand for our communities in the recovery period following the pandemic; our ability to successfully manage the asset management by third parties; and market conditions generally which affect demand and supply for senior housing. We believe that the adverse impact that COVID-19 will have on the future operations and financial results at our communities will depend upon many factors, most of which are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for us to predict or assess the impact of every factor that may cause our results to differ materially from those anticipated by any forward-looking statements. Forward-looking statements contained herein, and all statements made in this press release, speak only as of the date of this press release, and the Company expressly disclaims any duty or obligation to release publicly any updates or revisions to any statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets
(dollars in thousands, except share data)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Note)
Assets
Real estate investments:
Land	$134,643	$134,643
Buildings, improvements and other	1,985,648	1,983,363
Accumulated depreciation	(433,249)	(417,455)
Net real estate property	1,687,042	1,700,551
Acquired lease and other intangible assets	7,642	7,642
Accumulated amortization	(2,684)	(2,595)
Net real estate intangibles	4,958	5,047
Net real estate investments	1,692,000	1,705,598
Cash and cash equivalents	24,749	33,046
Receivables and other assets, net	40,023	34,892
Total Assets	$1,756,772	$1,773,536

Liabilities, Redeemable Preferred Stock and Equity
Liabilities
Debt, net	$1,484,996	$1,486,164
Accrued expenses and other liabilities	52,896	63,886
Total Liabilities	1,537,892	1,550,050

Redeemable preferred stock, par value $0.01 per share with $100 liquidation preference, 200,000 shares authorized, issued and outstanding as of both March 31, 2021 and December 31, 2020	20,247	20,253

Equity
Preferred stock, par value $0.01 per share, 99,800,000 shares (excluding 200,000 shares of redeemable preferred stock) authorized, none issued or outstanding as of both March 31, 2021 and December 31, 2020	-	-
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 83,819,799 and 83,023,970 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	838	830
Additional paid-in capital	908,976	907,577
Accumulated deficit	(707,371)	(694,194)
Accumulated other comprehensive loss	(3,810)	(10,980)
Total Equity	198,633	203,233
Total Liabilities, Redeemable Preferred Stock and Equity	$1,756,772	$1,773,536

Note: The consolidated balance sheet at December 31, 2020 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

Consolidated Statements of Operations
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2021		2020
		(unaudited)
Revenues
Resident fees and services	$78,113		$85,007
Rental revenue	1,583		1,583
Total revenues	79,696		86,590

Expenses
Property operating expense	49,448		51,065
Depreciation and amortization	15,889		17,536
Interest expense	14,353		17,219
General and administrative expense	6,275		5,846
Acquisition, transaction and integration expense	393		133
Loss on extinguishment of debt	-		5,884
Other expense (income)	615		(105)
Total expenses	86,973		97,578
Loss before income taxes	(7,277)		(10,988)
Income tax expense	34		60
Loss from continuing operations	(7,311)		(11,048)
Discontinued Operations:
Gain on sale of real estate	-		19,992
Loss from discontinued operations	-		(3,107)
Discontinued operations, net	-		16,885
Net income (loss)	(7,311)		5,837
Deemed dividend on redeemable preferred stock	(296)		(598)
Net income (loss) attributable to common stockholders	($7,607)		$5,239

Basic and diluted earnings per common share: (A)
Loss from continuing operations attributable to common stockholders	($0.09)		($0.14)
Discontinued operations, net	-		0.20
Net income (loss) attributable to common stockholders	($0.09)		$0.06

Weighted average number of shares of common stock outstanding
Basic and Diluted (B)	82,815,790		82,386,622

Dividends declared and paid per share of common stock	$0.07		$0.13

(A) Basic earnings per share (“EPS”) is calculated by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding. The outstanding shares used to calculate the weighted average basic shares exclude 266,139 and 493,599 restricted stock awards, net of forfeitures, for the three months ended March 31, 2021 and 2020, respectively, as those shares were issued but were not vested and therefore, not considered outstanding for purposes of computing basic EPS. Diluted EPS is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

(B) Dilutive share equivalents and options were excluded for the three months ended March 31, 2021 and 2020 as their inclusion would have been anti-dilutive given our loss position.

Reconciliation of NOI to Net Income (unaudited)
(dollars in thousands)
For the Quarter Ended
March 31, 2021
Total revenues	$79,696
Property operating expense	(49,448)
NOI	30,248

Depreciation and amortization	(15,889)
Interest expense	(14,353)
General and administrative expense	(6,275)
Acquisition, transaction and integration expense	(393)
Other expense	(615)
Income tax expense	(34)
Net loss	(7,311)
Deemed dividend on redeemable preferred stock	(296)
Net loss attributable to common stockholders	$(7,607)

Reconciliation of Net Income to FFO, Normalized FFO, AFFO and Normalized FAD (unaudited)
(dollars and shares in thousands, except per share data)

For the Quarter Ended
March 31, 2021
Net loss attributable to common stockholders	$(7,607)
Adjustments:
Depreciation and amortization	15,889
FFO	$8,282
FFO per basic share	$0.10
FFO per diluted share	$0.10
Acquisition, transaction and integration expense	393
Compensation expense related to transition awards	325
Other expense(A)	615
Normalized FFO	$9,615
Normalized FFO per basic share	$0.12
Normalized FFO per diluted share	$0.11
Straight-line rental revenue	(95)
Amortization of equity-based compensation	1,760
Amortization of deferred financing costs	957
Amortization of deferred community fees and other	(696)
AFFO	$11,541
AFFO per basic share	$0.14
AFFO per diluted share	$0.14
Routine capital expenditures	(1,858)
Normalized FAD	$9,683
Normalized FAD per basic share	$0.12
Normalized FAD per diluted share	$0.11

Weighted average basic shares outstanding	82,816
Weighted average diluted shares outstanding(B)	85,389

(A) Primarily includes insurance recoveries and casualty related charges.
(B) Diluted share amounts have been calculated using the treasury stock method.

Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	For the Quarter Ended	For the Quarter Ended
	March 31, 2021	March 31, 2020
Total Same Store Cash NOI	$ 29,457	$ 35,087
Straight-line rental revenue	95	134
Amortization of deferred community fees and other	696	304
Total NOI	30,248	35,525

Depreciation and amortization	(15,889)	(17,536)
Interest expense	(14,353)	(17,219)
General and administrative expense	(6,275)	(5,846)
Loss on extinguishment of debt	—	(5,884)
Acquisition, transaction & integration expense	(393)	(133)
Other income (expense)	(615)	105
Income tax expense	(34)	(60)
Loss from continuing operations	(7,311)	(11,048)
Discontinued operations:
Gain on sale of real estate	—	19,992
Loss from discontinued operations	—	(3,107)
Discontinued operations, net	—	16,885
Net income (loss)	(7,311)	5,837
Deemed dividend on redeemable preferred stock	(296)	(598)
Net income (loss) attributable to common stockholders	$ (7,607)	$ 5,239

Reconciliation of Quarter-over-Quarter Cash NOI (unaudited)
(dollars in thousands)

	For the Quarter Ended	For the Quarter Ended
	March 31, 2021	December 31, 2020
Total Same Store Cash NOI	$ 29,457	$ 32,501
Straight-line rental revenue	95	95
Amortization of deferred community fees and other	696	1,118
Total NOI	30,248	33,714

Depreciation and amortization	(15,889)	(15,769)
Interest expense	(14,353)	(14,522)
General and administrative expense	(6,275)	(5,373)
Acquisition, transaction & integration expense	(393)	(272)
Other expense	(615)	(944)
Income tax expense	(34)	(22)
Net loss	(7,311)	(3,188)
Deemed dividend on redeemable preferred stock	(296)	(601)
Net loss attributable to common stockholders	$ (7,607)	$ (3,789)

Second Quarter 2021 Guidance Reconciliation
Reconciliation of Net Loss to FFO, Normalized FFO and AFFO (unaudited)

Per Diluted Share
Net loss attributable to common stockholders	$(0.11)
Depreciation & amortization	0.18
FFO	$0.07

Acquisition, transaction & integration expense	0.03
Normalized FFO	$0.10

Amortization of deferred financing costs	0.01
Amortization of equity-based compensation	0.02
AFFO	$0.13

ROUNDING

Throughout this Press Release, totals and subtotals of certain tables may not sum due to rounding.

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-U.S. generally accepted accounting principles (“GAAP”) measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most directly comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance for management and investors. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure. Additionally, non-GAAP measures are not intended to be a measure of our ability to satisfy our debt and other cash requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this press release. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures.

Below is a description of the non-GAAP financial measures presented herein.

NOI, Cash NOI and Cash Interest Expense

Net operating income (“NOI”) and Cash NOI are non-GAAP financial measures used to evaluate the performance of our properties. We consider NOI and Cash NOI important supplemental measures used to evaluate the operating performance of our properties because they allow investors, analysts and our management to assess our unleveraged property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis. We define NOI as total revenues less property level operating expenses, which include property management fees and travel cost reimbursements. We define Cash NOI as NOI excluding the effects of straight-line rental revenue, amortization of above/ below market lease intangibles and the amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, or classified as held for sale or discontinued operations during the comparable periods are excluded from the same store amounts. Please see the Company’s most recent quarterly report filed with the Securities and Exchange Commission for more information.

Cash interest expense is defined as interest expense excluding the amortization of deferred financing costs and includes the interest expense on debt repaid upon the sale of the AL/MC portfolio (classified as discontinued operations).

FFO and Other Non-GAAP Measures

We use Funds From Operations (“FFO”) and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as GAAP net income (loss) attributable to common stockholders, which includes loss from discontinued operations, excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation to affiliate recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to affiliate; (g) gain on lease termination; (h) compensation expense related to transition awards; (i) litigation proceeds; and (j) other items that we believe are not indicative of operating performance, generally reported as “Other expense (income)” in our Consolidated Statements of Operations.

We also use Adjusted FFO (“AFFO”) and Normalized FAD as supplemental measures of our operating performance. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rental revenue; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium or discount on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives, and (f) amortization of equity-based compensation expense.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders. We believe Normalized FAD is useful because it fully reflects the additional economic costs of maintaining the condition of the portfolio.

Contacts

Jane Ryu
(646) 822-3700